EXHIBIT 21.1


                        SUBSIDIARIES OF THE PANTRY, INC.



       NAME OF SUBSIDIARY          JURISDICTION OF INCORPORATION
--------------------------------   ------------------------------
  Sandhills, Inc.                  Delaware
  Lil' Champ Food Stores, Inc.     Florida
  Pantry Properties, Inc.          South Carolina
  TC Capital Management, Inc.      Delaware
  PH Holdings, Corporation         North Carolina